WEB APPLICATIONS CONSULTING AGREEMENT

THIS AGREEMENT is made effective this 4th day of February 2016.

BETWEEN:

Enertopia Corporation., a body corporate duly incorporated under the laws of the State of Nevada, and having an Office at 950-1130 W Pender St, Vancouver BC, V6E 4A4; (hereinafter together or separately called the "Company")

OF THE FIRST PART
AND:

Olivier Vincent, having an office at 750 - 999 Canada Place
Vancouver BC, V6C 3E1

(hereinafter called the "Consultant,")
OF THE SECOND PART
WHEREAS:

A.           Consultant agrees to serve as Web Application Strategist, of Enertopia Corporation. and to provide services as described below, effective February 4th, 2016.

B.           The Company is desirous of retaining the consulting services of Consultant to provide review of web applications and strategic planning for 12 months. The Consultant has agreed to serve the Company as an independent contractor upon the terms and conditions hereinafter set forth.

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1.     The Consultant shall serves as Android and iOS Strategist of the Company and provide the services agreed to herein to the CEO and CFO of the Company;

a)

General Services. The Consultant shall serve the Company (and/or such subsidiary or subsidiaries of the Company as the Company may from time to time require) in such consulting capacity or capacities as may from time to time be determined by resolution of the Board of Directors or senior management of the Company and shall perform such duties and exercise such powers as may from time be determined by resolution of the Board of Directors, as an independent contractor. The Consultant will work as needed with lawyers, partners, shareholders and other stakeholders as required by the Company.

b)

Consultant shall help, review, evaluate, and propose, and close approved Android and iOS apps and projects. Help create clear and attainable marketing objectives reporting to the Company’s CEO, CFO, and Board of Directors.

2.     By virtue of this Agreement, the Company is expecting, and Consultant is accepting, the responsibility of working an irregular schedule and quantity of time on behalf of the Company. It is estimated that the Consultant will average 10 horus per month. During the time that this Agreement remains in effect, the Consultant shall not act in any capacity whatsoever, directly or indirectly for or for the betterment of any other non-joint-ventured company, partnership, or project that competes within North America within the health and wellness sector.

The basic remuneration of the Consultant for its services hereunder shall be one hundred thousand shares (100,000) in Enertopia Stock. The Company may pay the Consultant a bonus from time to time, at its sole discretion.

3.     The Company also grants 100,000 stock options in the Company with the stock options vesting on the date of grant.

1.

The Consultant shall be responsible for the payment of its income and other taxes and other remittances including but not limited to any form of insurance as shall be required by any governmental entity (including but not limited health insurance and federal and state income taxes) with respect to compensation paid by the Company to the Consultant, and nothing in this Agreement implies or creates a relationship of employment.

2.

The terms "subsidiary" and "subsidiaries" as used herein mean any corporation or company of which more than 50% of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company and include any corporation or company in like relation to a subsidiary.

3.

The Consultant shall not, either during the continuance of its contract hereunder or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or its subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company's purposes and shall not (either during the continuance of its contract hereunder or at any time thereafter) use for its own purposes or for any purpose other than those of the Company any information it may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries, unless required by law. Proprietary Information as that term is used herein shall consist of all knowledge, data and information which the Consultant may acquire from the documents and information disclosed to it by the Company, its employees, attorneys, consultants, independent contractors, clients or representatives whether orally, in written or electronic form or on electronic media including, by way of example and not by limitation, any products, customer lists, supplier lists, marketing techniques, technical processes, formulae, inventions or discoveries (whether patentable or not), innovations, suggestions, ideas, reports, data, patents, trade secrets and copyrights, made or developed by the Company and related data and information related to the conduct of the business of the Company. Proprietary Information shall also include discussions with officers, directors, employees, independent contractors, attorneys, consultants, clients, finance sources, customers or representatives and the fact that such discussions are taking place. Proprietary Information shall not be directly or indirectly disclosed to any other person without the prior written approval of the Company. Proprietary Information shall not include matters of general public knowledge, information legally received or obtained by the Consultant from a third party or parties without a duty of confidentiality, and information independently known or developed by the Consultant without the assistance of the Company.

4.

The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of its contract hereunder and use its best efforts to promote the interests of the Company. The Consultant reserves the right to refuse any request from the Company which may, in his reasonable opinion, violate either Federal or State Laws in either the United States or Canada.

5.	This Agreement may be terminated forthwith by the Company or Consultant without prior notice if at any time:

	a)	The Company or Consultant shall commit any material breach of any of the provisions herein contained; or

	b)	The Company or Consultant shall be guilty of any misconduct or neglect in the discharge of its duties hereunder; or

	c)	The Company or Consultant shall become bankrupt or make any arrangements or composition with its creditors; or

	d)	The Principals of the Company or Consultant shall become of unsound mind or be declared incompetent to handle his own personal affairs; or

(e)

The Company or Consultant shall be convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board of Directors of the Company, does not affect their position as a Consultant or a director of the Company.

(f)

This Agreement may also be terminated by either party upon thirty (30) days written notice to the other. Should the Company terminate this agreement for a reason not enumerated in items 9(a), 9(b), 9(c), 9(d), or 9(e), Consultant will be entitled to all remuneration, as it relates to transactions which were in process but had not yet closed at the date of the Consultants termination, to which she would have otherwise been entitled for a period of 30 days after the date of her termination.

6.

In the event this Agreement is terminated by reason of default on the part of the Consultant or the written notice of the Company, then at the request of the Board of Directors of the Company, the Consultant shall cause Consultant to forthwith resign any position or office which the Consultant then holds with the Company or any subsidiary of the Company. The provisions of Paragraph 7 shall survive the termination of this Agreement for a period of 1 year thereafter.

7.

The Company is aware that the Consultant may have and may continue to have financial interests in other companies. The Company agrees that the Consultant may continue to devote time to such outside interests, provided that such interests do not conflict with or hinder Consultant’s ability to perform his duties under this Agreement.

8.

Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant as its last residential address known to the Company. Provided any such notice is mailed via guaranteed overnight delivery, as aforesaid shall be deemed to have been received by the Consultant on the first business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of mailing provided such mailing is sent via guaranteed overnight delivery. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

9.

The provisions of this Agreement shall inure to the benefit of and be binding upon the Consultant and the successors and assigns of the Company. For this purpose, the terms "successors" and "assigns" shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

10.

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

11.

This Agreement is being delivered and is intended to be managed from the Province of British Columbia and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of such Province. Similarly no provision within this contract is deemed valid should it conflict with the current or future laws of the United States of America or current or future regulations set forth by the United States Securities and Exchange Commission, the British Columbia Securities Commission, or the Ontario Securities Commission. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom or which enforcement of any waiver, change, modification or discharge is sought.

12.

This Agreement and the obligations of the Company herein are subject to all applicable laws and regulations in force at the local, State, Province, and Federal levels in both Canada and the United States. In the event that there is an employment dispute between the Company and Consultant, Consultant agrees to allow it to be settled according to applicable Canadian law in an applicable British Columbia jurisdiction.

13.	Any and all potential or actual common share award or stock option award will be in compliance with all applicable regulations in the USA and Canada.

14.	This contract will expire on February 4th, 2017 unless renewed or extended by mutual written consent of both parties prior to that date.

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

SIGNED by:	DATED:

Robert McAllister,

President and CEO,

Enertopia Corporation

SIGNED by:
DATED:

Olivier Vincent

Consultant